PLEDGE AND ESCROW

                                    AGREEMENT

                          Dated as of December 14, 1998

                                      from

                      CENTENNIAL CELLULAR OPERATING CO. LLC

                                       and

                            CENTENNIAL FINANCE CORP.

                                   as Pledgors

                                       to

                            THE CHASE MANHATTAN BANK

                                   as Trustee

                           PLEDGE AND ESCROW AGREEMENT
                           ---------------------------


          This PLEDGE AND ESCROW AGREEMENT (the "Pledge Agreement") is made and entered into as of December 14, 1998 by and among CENTENNIAL CELLULAR OPERATING CO. LLC, a Delaware limited liability company, having its principal office at c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, New York 10022-6815 (the "Issuer") and CENTENNIAL FINANCE CORP., a Delaware corporation, having its principal office at c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, New York 10022-6815 ("Finance Corp." and, together with the Issuer, the "Pledgors"), and The Chase Manhattan Bank, a trust company duly organized and existing under the laws of the State of New York, having its principal corporate trust office at 450 West 33rd Street, New York, New York 10001, as trustee (the "Trustee") for the holders (the "Holders") of the Notes (as defined herein) issued by the Pledgors under the Indenture referred to below. Upon consummation of the merger (the "Merger") of CCW ACQUISITION CORP., a Delaware corporation, with and into CENTENNIAL CELLULAR CORP., a Delaware corporation ("Centennial"), Finance Corp. will merge with and into Centennial, which will assume Finance Corp.'s obligation under the Pledge Agreement as one of the Pledgors.

                               W I T N E S S E T H

          WHEREAS, the Pledgors and the Initial Purchasers are parties to a Purchase Agreement dated December 9, 1998 (the "Purchase Agreement"), pursuant to which the Pledgors will issue and sell to the Initial Purchasers $370,000,000 in aggregate principal amount of 10 3/4% Senior Subordinated Notes due 2008 (the "Series A Notes") which will be exchangeable into 10 3/4% Senior Subordinated Notes due 2008, Series B (the "Series B Notes"), containing terms identical to the Series A Notes in all material respects (except for references to certain interest rate provisions, restrictions on transfers and restrictive legends) (the Series A Notes and the Series B Notes being collectively referred to as the "Notes");

          WHEREAS, the Pledgors and the Trustee have entered into that certain indenture dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the "Indenture"), pursuant to which the Pledgors are issuing the Notes on the date hereof;

          WHEREAS, pursuant to the Indenture, simultaneously with receipt of payment for the Series A Notes (the "Deposit Time"), (i) all of the proceeds from the sale of the Series A Notes after payment of the Initial Purchasers' discount and (ii) an equity contribution from the equity investors of $25 million in cash (the funds referred to in clauses (i) and (ii) being collectively referred to as the "Initial Funds") will be deposited into a segregated trust account in the name of The Chase Manhattan Bank, as Trustee,





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

for Centennial Cellular Operating Co. LLC and Centennial Finance Corp. Senior Subordinated Note Holders (the "Initial Escrow and Pledge Account").

          WHEREAS, this Pledge Agreement and the Initial Collateral (as defined below) initially secure the Initial Secured Obligations (as defined below).

          WHEREAS, the parties hereto desire to set forth their agreement with regard to the administration of the Initial Escrow and Pledge Account, the creation of a security interest in the Initial Collateral and the conditions upon which a portion of the Initial Collateral will be released from the Initial Escrow and Pledge Account;

          WHEREAS, pursuant to the Indenture, upon release of a portion of the Initial Collateral, the Pledgors are required to use the balance of funds (the "Subsequent Funds") in the Initial Escrow and Pledge Account to cause the Trustee to purchase and hold in the Subsequent Collateral Investment Account (as defined below) or other account in pledge for the benefit of the Holders of the Notes a portfolio of securities initially consisting of Government Securities (as defined below) in an amount as will be sufficient upon receipt of scheduled interest and principal payments of such securities, in the opinion of a nationally recognized firm of independent public accountants selected by the Pledgors, to provide for payment in full of the first three scheduled interest payments due on the Notes (unless and to the extent already paid) at the stated rate of 10 3/4% (excluding Additional Interest, if any) (the "First Three Scheduled Interest Payments");

          WHEREAS, the Pledgors will also open an account (the "Cash Collateral Account") with the Trustee at its office in New York, New York, which will be in the name of the Trustee for the benefit of the Pledgors but under the sole dominion and control of the Trustee and subject to the terms of this Pledge Agreement;

          WHEREAS, this Pledge Agreement and the Subsequent Collateral (as defined below) secures the Subsequent Secured Obligations; and

          WHEREAS, the parties hereto desire to set forth their agreement with regard to the administration of Cash Collateral Account, the creation and perfection of a Security Interest in the Subsequent Collateral, the termination of this Pledge Agreement and other matters.

          Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

                                    AGREEMENT

          NOW, THEREFORE, in consideration of the premises herein contained, and in order to induce the Holders of the Notes to purchase the Notes, the Pledgors and the Trustee hereby agree, for the benefit of the Trustee and for the ratable benefit of the Holders of the Notes, as follows:

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          SECTION 1. Definitions.

          "Add-In Additional Escrow Amount" shall have the meaning specified in
Section 4.4 hereof.

          "Anticipated Merger Date" shall have the meaning specified in Section
3.3 hereof.

          "Cash Collateral Account" shall have the meaning specified in the Recitals.

          "Cash Equivalents" shall have the meaning specified in Section 3.3 hereof.

          "Collateral" means and includes the Initial Collateral and the Subsequent Collateral, as the case may be.



































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

          "Credit Facility" means that certain Credit Facility to be entered into among the Issuer, Centennial de Puerto Rico, the guarantors, Merrill Lynch Capital Corporation and the other financial institutions party thereto, as such agreement may be, in one or more agreements with one or more lending groups, amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified, in whole or in part, from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing).

          "Credit Facilities Commitment Letter" means that certain Credit Facilities Commitment Letter dated November 29, 1998 among CCW Acquisition Corp., Merrill Lynch Capital Corporation, NationsBank, N.A. and The Chase Manhattan Bank, as amended and restated by that certain Credit Facilities Commitment Letter dated November 30, 1998 among CCW Acquisition Corp., Merrill Lynch Capital Corporation, NationsBank, N.A., The Chase Manhattan Bank and The Bank of Nova Scotia.

          "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" or higher (or the equivalent rating or higher) according to Moody's Investors Service, Inc., Standard & Poor's Ratings Group or Duff & Phelps Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) respectively, at the time as of which an acquisition of any Marketable U.S. Securities described in any of clauses (ii),
(iv) or (v) of the definition thereof is made.

          "Equity Contribution" means the equity contribution in the form of cash by Welsh, Carson, Anderson & Stowe VIII, L.P., Blackstone Capital Partners, L.P., WCAS Capital Partners III, L.P. and certain other investors to Centennial Cellular Corp. in connection with the financing of the Merger.

          "Event of Default" shall have the meaning specified in Section 14 hereof.

          "Financing Condition" shall have the meaning specified in Section 4.2 hereof.

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          "First Three Scheduled Interest Payments" shall have the meaning specified in the Recitals.

          "FRBNY" shall have the meaning specified in Section 5.4 hereof.

          "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which have the remaining weighted average life to maturity of not more than the date of the interest payment as to which such Investment in the Government Security is intended to pay.

          "Holders" shall have the meaning specified in the Recitals.

          "Indenture" shall have the meaning specified in the Recitals.

          "Initial Collateral" shall have the meaning specified in Section 2.1 hereof.

          "Initial Escrow and Pledge Account" shall have the meaning specified in the Recitals.

          "Initial Funds" shall have the meaning specified in the Recitals.





























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

          "Initial Purchasers" means Merrill Lynch, Pierce, Fenner & Smith Incorporated, NationsBanc Montgomery Securities LLC, Morgan Stanley & Co. Incorporated and Chase Securities Inc.

          "Initial Secured Obligations" means all obligations and indebtedness of the Pledgors, whether now or hereafter existing, under the Notes, the Indenture and this Pledge Agreement (whether at maturity, upon acceleration or otherwise), and including without limitation, all principal, premium and interest (whether accrued before or after the commencement of a bankruptcy, insolvency or other similar proceeding regardless of whether or not a claim therefore is allowed or allowable in any such proceeding) on the Notes.

          "Issue Date" means the time and date of the first issuance of the Notes under the Indenture.

          "Issuer Order" shall have the meaning specified in Section 6 hereof.

          "Lien" means any mortgage or deed of trust, lien, pledge, charge, privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim, preference, priority or other encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law with respect to property of any kind (including any conditional sale, capital lease or other title retention agreement and any lease deemed to constitute a security interest and any option or other agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired.

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

          "Marketable U.S. Securities" means: (i) Government Securities; (ii) any time deposit account, money market deposit and certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Pledgors) with a rating, at the time as of which any investment therein is made, of "P-1" or higher according to Moody's Investors Service, Inc., "A-1" or higher according to Standard & Poor's Ratings Group or "A-1" or higher according to Duff & Phelps Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; and (v) any fund investing exclusively in investment of the types described in clauses (i) through (iv) above, including funds for which the Trustee, its parent holding company or any affiliates or subsidiaries of the Trustee or such holding company provide investment advisory or other management services.

          "Mezzanine Financing" means the $180 million in aggregate principal amount of Senior Subordinated Notes due 2009 issued by Centennial Cellular Corp. to WCAS Capital Partners III, L.P., dated the date of the closing of the Merger and in substantially the form attached to the Indenture.

          "Merger Date" shall have the meaning specified in Section 4.2 hereof.

          "Notes" shall have the meaning specified in the Recitals.

          "Old Notes" means the 1993 Notes and the 1995 Notes.

          "Pledge Agreement" shall have the meaning specified in the Recitals.

          "Pledgors" means the parties named as such in this Pledge Agreement until a successor replaces it pursuant to the Pledge Agreement, and thereafter means such successor.

          "Pledgors Funds" shall have the meaning specified in Section 6 hereof.

          "Pledgors' Designee" shall have the meaning specified in Section 6 hereof.

          "Purchase Agreement" shall have the meaning specified in the Recitals.

          "Release Conditions" shall have meaning specified in Section 4.1 hereof.

          "Release Time" shall have the meaning specified in Section 4.3 hereof.

          "Secured Obligations" means and includes the Initial Secured Obligations and the Subsequent Secured Obligations, as the case may be.

          "Series A Notes" shall have the meaning specified in the Recitals.

          "Series B Notes" shall have the meaning specified in the Recitals.

          "Subsequent Collateral" shall have the meaning specified in Section
2.1 hereof.

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

          "Subsequent Collateral Investments" shall have the meaning specified in Section 5.3 hereof.

          "Subsequent Collateral Investments Account" shall have the meaning specified in Section 5.4 hereof.

          "Subsequent Funds" shall have the meaning specified in the Recitals.

          "Subsequent Secured Obligations" means the Pledgors' obligations to
(i) pay in full the First Three Scheduled Interest Payments and (ii) repay the principal, premium and interest (whether accrued before or after the commencement of a bankruptcy, insolvency or other similar proceeding regardless of whether or not a claim therefore is allowed or allowable in any such proceeding) on the Notes in the event that the Notes become due and payable prior to such time as the First Three Scheduled Interest Payments shall have been paid in full.

          "Trustee" shall mean the Person named as the "Trustee" in the first paragraph of this Pledge Agreement until a successor Trustee shall have become such, and thereafter "Trustee" shall mean the Person who is then the Trustee hereunder.

          "UCC" means the Uniform Commercial Code as in effect on the date hereof in New York State.

          Unless otherwise defined herein or in the Indenture, terms used herein which are defined in the UCC are used herein as therein defined.

          SECTION 2. Security Interest.

          2.1 Pledge and Grant of Security Interest. The Pledgors hereby irrevocably pledge, assign and set over to the Trustee, and grant to the Trustee, for the ratable benefit of the Holders of the Notes, a first priority continuing security interest in all of the

Pledgors' right, title and interest to all of the Initial Collateral and all of the Subsequent Collateral, whether now owned or existing or hereafter acquired or created.

          "Initial Collateral" means and includes (whether characterized as investment property, deposit accounts, cash or otherwise):

               (a) the Initial Escrow and Pledge Account;

               (b) all funds from time to time deposited or held in the Initial Escrow and Pledge Account, including, without limitation, the Initial Funds and all certificates and instruments, if any, from time to time, representing or evidencing the Initial Escrow and Pledge Account or the Initial Funds;

               (c) all Cash Equivalents, whether the same shall constitute certificated securities, uncertificated securities, investment property, instruments, general intangibles or otherwise held by or registered in the name of the Trustee or its nominees and all certificates and instruments, if any, from time to time representing or evidencing the Cash Equivalents;

               (d) all notes, certificates of deposit, deposit accounts, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Trustee or its nominees;

               (e) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Initial Collateral; and

               (f) all proceeds of the foregoing, including, without limitation, cash proceeds.

          "Subsequent Collateral" means and includes (whether characterized as investment property, deposit accounts, cash or otherwise):

               (a) the Cash Collateral Account, all funds from time to time deposited or held therein and all certificates and instruments, if any, from time to time representing or evidencing the Cash Collateral Account;

               (b) all Subsequent Collateral Investments and all certificates and instruments, if any, representing or evidencing the Subsequent Collateral Investments, and any and all security entitlement to the Subsequent Collateral Investments, and any and all related securities accounts in which any security entitlement to the Subsequent Collateral Investments is carried, including, without limitation the Subsequent Collateral Investments Account;

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



               (c) all notes, certificates of deposit, deposit accounts, checks and other instruments, if any, from time to time hereafter delivered to or otherwise possessed by the Trustee or its nominees for or on behalf of the Pledgors in substitution for or in addition to any or all the then existing Subsequent Collateral;

               (d) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Subsequent Collateral; and

               (e) all proceeds of the foregoing, including, without limitation, cash proceeds.

          2.2 Secured Obligations. This Pledge Agreement, in accordance with its terms and the terms of the Indenture, initially secures the due and punctual payment and performance of the Initial Secured Obligations, and after the Release Time, secures the due and punctual payment and performance of the Subsequent Secured Obligations.

          SECTION 3. Establishment and Maintenance of Initial Escrow and Pledge
                     Account; Investment and Liquidation of Funds in the Initial Escrow and Pledge Account.

          3.1 Delivery of Initial Collateral. All certificates or instruments, if any, representing or evidencing the Initial Collateral shall be held by or on behalf of the Trustee pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignments in blank, all in form and substance reasonably satisfactory to the Trustee. All securities in uncertificated or book-entry form, if any, representing or evidencing the Initial Collateral shall be registered in the name of the Trustee or any of its nominees by book-entry or as otherwise appropriate so as to properly identify the interest of the Trustee therein. In addition, the Trustee shall have the right, at any time following the occurrence of an Event of Default, in its discretion to transfer to or to register in the name of the Trustee or any of its nominees any or all other Initial Collateral. Except as otherwise provided herein, all Initial Collateral shall be deposited and held in the Initial Escrow and Pledge Account. The Trustee shall have the right at any time to exchange certificates or instruments representing or evidencing all or any portion of the Initial Collateral for certificates or instruments of smaller or larger denominations in the same aggregate amount.

          3.2 Maintaining the Initial Escrow and Pledge Account

               (a) The Pledgors shall establish and maintain the Initial Escrow and Pledge Account with the Trustee in New York, New York, and the Initial Escrow and Pledge Account shall at all times remain under the exclusive dominion and control of the Trustee.

               (b) It shall be a term and condition of the Initial Escrow and Pledge Account, notwithstanding any term or condition to the contrary in any other agreement relating to the Initial Escrow and Pledge Account and except as otherwise provided by the provisions of Section 4 of this Pledge Agreement, that no amount (including, without limitation, interest on or other proceeds of the Initial Escrow and Pledge Account or on any Cash Equivalents held therein) shall be paid or released to or for the account of, or withdrawn by or for the account of, the Pledgors or any other person or entity other than the Trustee or its designated agent from the Initial Escrow and Pledge Account (other than customary brokerage or similar fees, discounts or commissions payable in connection with investments of funds pursuant to Section 3.3).

          3.3 Allowable Investments. Funds held by the Trustee in the Initial Escrow and Pledge Account may, at the written direction of the Pledgors or an agent appointed by the Pledgors, be invested and reinvested in the following ("Cash Equivalents"):

               (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) in each case maturing no later than January 6, 1999, (b) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by others rated at least A-2 or at least the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investor Service, Inc. and in each case maturing no later than January 6, 1999, (c) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (a) and (b) above, including funds for which the Trustee, its parent holding company or any affiliates or subsidiaries of the Trustee or such holding company provide investment advisory or other management services, (d) U.S. dollars, and (e) a deposit of any bank (including that of the trustee and its affiliates), trust company or financial institution authorized to engage in the banking business having a combined capital and surplus of at least $500 million whose long term, unsecured debt is rated "AA" or higher by Standard & Poor's Corporation and

          "Aa" or higher by Moody's Investor Services.

          Investment instructions from the Pledgors may instruct the Trustee to purchase or sell specific securities to or from specific persons and/or on specific terms negotiated by the Pledgors or their agent. If the Pledgors or such agent fail to give written investment instructions to the Trustee by 10:00 a.m. (New York time) on any Business Day on which there is uninvested cash and/or maturing Cash Equivalents in the Initial Escrow and Pledge Account, the Trustee is hereby authorized and directed to invest any such cash or the proceeds of any maturing Cash Equivalents in Cash Equivalents maturing on the next Business Day. The Pledgors' or such agent's failure to give such investment instructions shall not constitute a default or an event of default hereunder.

          All of the Cash Equivalents in the Initial Escrow and Pledge Account shall mature on or prior to January 6, 1999; provided, however, that if the Trustee receives from the Pledgors a certificate substantially in the form of Exhibit A hereto (a "Preliminary Release Certificate") that: (x) sets forth the date (the "Anticipated Merger Date") set for the consummation of the Merger, which shall not be earlier than five (5) Business Days (unless agreed to by the Trustee) after receipt by the Trustee of such Preliminary Release Certificate;
(y) states that the Pledgors reasonably believe that the Merger will be consummated on the specified Anticipated Merger Date; and (z) directs the liquidation of all of the Cash Equivalents in accordance with Section 4.1, the Trustee shall invest in Cash Equivalents such that the funds held in the Initial Escrow and Pledge Account will be available for release no later than 10:00 a.m. (New York time) on the Anticipated Merger Date.

          If the Pledgors determine that the Merger will not occur on or prior to January 6, 1999 (or such later date specified in the most recent Merger Extension Notice Certificate), the Pledgors shall deliver to the Trustee a certificate substantially in the form of Exhibit L hereto (a "Merger Extension Notice Certificate") stating that (1) the Merger will be consummated after January 6, 1999 (or such later date specified in the most recent Merger Extension Notice Certificate), (2) the Merger will not be consummated prior to a certain date (the "New Anticipated Merger Date") and (3) the Trustee is authorized to invest the Initial Funds in Cash Equivalents that mature on or prior to the New Anticipated Merger Date, in which case each of the Cash Equivalents in the Initial Escrow and Pledge Account shall be required to mature on or prior to the New Anticipated Merger Date.

          3.4 Interest. All interest earned on funds invested in Cash Equivalents shall be held in the Initial Escrow and Pledge Account and reinvested in accordance with the terms hereof and will be subject to the security interest granted hereunder to the Trustee.






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

          SECTION 4. Disposition of Initial Collateral Upon Certain Events.

          4.1 Transfer of Funds for the Merger. Upon delivery by the Pledgors to the Trustee of a Preliminary Release Certificate stating the Merger Date (as defined below), the Trustee shall liquidate, within five (5) Business Days (or such earlier time as the Trustee may agree to) after the Trustee's receipt of such Preliminary Release Certificate, all of the Cash Equivalents in the Initial Escrow and Pledge Account. At the Release Time (as defined below), the Trustee shall purchase in accordance with Section 5.3 hereof for the benefit of the Holders of the Notes a portfolio of securities initially consisting of Government Securities in an amount equal to the Subsequent Funds (as such amount is verified by the report of a nationally recognized independent public accountant in Exhibit I delivered to the Trustee); and on the Merger Date, upon satisfaction of the Release Conditions (as defined below), the Trustee shall transfer the funds in the Initial Escrow and Pledge Account in excess of the Subsequent Funds as directed by the Pledgors by wire transfer of immediately available funds to such entity as designated by the Pledgors, and the Trustee hereby agrees to liquidate such amount of Cash Equivalents and to make such purchase and funds transfer.

          4.2 Conditions to Release of Funds. On the date of the consummation of the Merger (the "Merger Date"), the Pledgors shall deliver to the Trustee (A) confirmation in writing of the amounts required to be used to purchase securities and to be transferred by the Trustee pursuant to the second sentence of Section 4.1, (B) an opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol, counsel to the Pledgors, in the form of Exhibit B hereto and addressed to the Trustee and the Initial Purchasers and (C) a certificate substantially in the form of Exhibit C hereto (a "Release Certificate") stating that (1) all conditions to the consummation of the Merger have been satisfied or waived, (2) upon consummation of the Merger and related transactions (a) Centennial shall have received the Equity Contribution and Mezzanine Financing of at least $580 million, (b) (i) the Issuer shall have incurred or assumed no more than $1.350 billion and no less than $1.250 billion of Indebtedness under the Credit Facility and the Notes, and (ii) Centennial shall have outstanding under the Credit Facility, the Notes and the Mezzanine Financing no more than $1.55 billion (less the principal amount of Old Notes not tendered and not defeased) and no less than $1.40 billion of Indebtedness (plus the amount of any (x) Old Notes which have been properly defeased and (y) Equity Contribution and Mezzanine Financing in excess of $580 million less the principal amount of Old Notes not tendered and not defeased) and (c) (i) the Issuer and its Restricted Subsidiaries shall not have outstanding more than $25 million of Indebtedness for borrowed money (other than the Notes and the borrowings under the Credit Facility) and (ii) Centennial shall not have outstanding more than $25 million of Indebtedness for borrowed money (other than its obligations under the Notes and Credit Facility, the Mezzanine Financing and any remaining Old Notes which have been properly defeased or not tendered and not defeased) (the condition in this clause (2) being referred to as the "Financing Condition") and (3) no Event of Default (as defined in the Indenture) has occurred and is continuing or will occur as a result of the release of funds contemplated hereby and after giving effect to the Recapitalization and the transactions contemplated thereby including the financing thereof, and release the appropriate dollar amount of the Initial Collateral in accordance with Section 4.1. In addition, Centennial Cellular Corp., substantially simultaneously with the Merger, shall have acknowledged, confirmed and agreed in a certificate substantially in the form of Exhibit K hereto and addressed to the Trustee and the Initial Purchasers that
(1) the representations and warranties in Section 7 of the Pledge Agreement are true and correct with respect to all Pledgors (including itself), (2) it assumes the liabilities and obligations of the Pledgors under the Pledge Agreement and
(3) it is a successor obligor of the Notes. The delivery of the items identified in the previous sentence and in (A), (B) and (C) above shall be the only conditions (the "Release Conditions") precedent to the release of funds pursuant to Section 4.1.

          4.3 Release of Security Interest. If the Release Conditions are satisfied, the Trustee shall deliver to the Pledgors a release of security interest, with respect to the funds released pursuant to the Release Certificate at the time of release of such funds (the "Release Time"), in the form of Exhibit D hereto, duly executed by the Trustee, and the Trustee shall take all further actions, if any, that are reasonably deemed necessary by the Pledgors to terminate the Trustee's security interest in all funds transferred by the Trustee in accordance with the provisions of Section 4.1 (which shall automatically be deemed to be free and clear of the Trustee's security interest provided herein).

          4.4 Special Mandatory Redemption. Upon the earlier to occur of (i) termination of the Merger Agreement or (ii) 60 days after the Issue Date if Initial Funds have not been released pursuant to Section 4.3 by that time (provided that the 60-day period may be extended at the option of the Pledgors by written notice to the Trustee on or prior to the 50th day after the Issue Date up to an additional 30 days if the Pledgors deliver to the Trustee a certificate, substantially in the form of Exhibit M hereto (an "Extension Certificate") stating that (a) the Pledgors shall have deposited an additional amount (the "Add-In Additional Escrow Amount") (to be reasonably determined by the Initial Purchasers on the same basis as the determination of the Additional Escrow Amount) in the Initial Escrow and Pledge Account for the benefit of the holders of the Notes, (b) the basis under which the Merger Agreement is not satisfied on such 60th day relates to pending governmental or regulatory approval or the effectiveness of shareholder approval, (c) the parties named in the Credit Facilities Commitment Letter as lenders shall, in their discretion, have extended their commitment to lend to no earlier than the date to which the escrow has been extended and (d) the Pledgors shall have issued a press release on or prior to the 50th day after the Issue Date in a commercially reasonable manner to inform the holders of the Notes of such extension and notified the Trustee with respect to such extension of the escrow period (clauses (a)-(d) being referred to herein as the "Extension Condition")), the Pledgors shall deliver a notice (the "Escrow Draw Notice") to the Trustee that all of the outstanding Notes will be subject to a Special Mandatory Redemption in accordance with the terms of the Indenture (provided, that if the Pledgors fail to deliver the Escrow Draw Notice upon the occurence of the earlier of the events described in clauses (i) and (ii) above, the Escrow Draw Notice may be delivered by Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the holders of the Notes and any Escrow Draw Notice delivered by Merrill Lynch,

Pierce, Fenner & Smith Incorporated on behalf of the holders of the Notes shall have the same force and effect as if it were delivered by the Pledgors), and the Trustee shall without any further notice, direction or authorization: (a) promptly liquidate all of the Cash Equivalents in the Initial Escrow and Pledge Account to obtain net cash proceeds by no later than 10:00 a.m. (New York time) on the date that is five (5) Business Days after such date specified in clause
(i) or (ii) above, as applicable, and (b) transfer such dollar amount to the Paying Agent to be used to redeem Notes in accordance with Section 3.8 of the Indenture, and the Trustee hereby agrees to liquidate such investments and to make such funds transfer. Upon such date as all Initial Funds have been released to the Paying Agent in accordance with this Section 4.4 and upon receipt of a request by the Pledgors, the Trustee shall transfer by wire transfer of immediately available funds any funds remaining in the Initial Escrow and Pledge Account to an account designated by the Pledgors.

          SECTION 5. Deposit of Subsequent Funds; Deposit and Investment; Cash
                      Collateral Account; Subsequent Collateral Investments.

          5.1 Deposit of Subsequent Funds. At the Release Time the Trustee shall deposit, or cause to be deposited, all Subsequent Funds into the Cash Collateral Account.

          5.2 Maintaining the Cash Collateral Account. So long as any Subsequent Secured Obligation shall remain unpaid:

               (a) The Pledgors will maintain the Cash Collateral Account with The Chase Manhattan Bank in New York, New York; and

               (b) It shall be a term and condition of the Cash Collateral Account, notwithstanding any term or condition to the contrary in any other agreement relating to the Cash Collateral Account, and except as otherwise provided by the provisions of Section 5.3, Section 6 and Section 14, that no amount (including interest on or other proceeds of the Subsequent Collateral Investments) shall be paid or released to or for the account of, or withdrawn by or for the account of, the Pledgors or any other Person other than the Trustee or its designated agent from the Cash Collateral Account (other than customary, brokerage or similar fees, discounts or commissions payable in connection with investments of funds pursuant to Section 5.3); provided that notwithstanding the foregoing no withdrawals may be made by Pledgors under Section 5.3, Section 6 or
Section 14.

          The Cash Collateral Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or governmental authority, as may now or hereafter be in effect.

          5.3 Investing of Amounts in the Cash Collateral Account

               (a) As soon as practicable upon deposit of the Subsequent
Funds, the Trustee shall invest all amounts on deposit in the Cash Collateral Account in such Government Securities, in the name of the Trustee, as the Pledgors may select in an amount sufficient to pay the First Three Scheduled Interest Payments. If requested in writing by the Pledgors, the Trustee will, subject to the provisions of Section 6 and Section 14, from time to time (i) invest amounts on deposit in the Cash Collateral Account in such Cash Equivalents in the name of the Trustee as the Pledgors may select and (ii) invest interest paid on the Cash Equivalents referred to in clause (i) above, and reinvest other proceeds of any such Cash Equivalents that may mature or be sold, in each case in such Cash Equivalents in the name of the Trustee, as the Pledgors may select and the Trustee may approve (the Cash Equivalents referred to in clauses (i) and (ii) above being collectively "Subsequent Collateral Investments"); provided, however, in providing directions hereunder the Pledgors shall assure that the amount on deposit in the Subsequent Collateral Investments Account (as defined below) and the Cash Collateral Account, collectively, at any time during the terms of this Pledge Agreement, are sufficient to provide for the payment in full of the First Three Scheduled Interest Payments remaining unpaid at such time on the Notes. Interest and proceeds that are not invested or reinvested in Subsequent Collateral Investments as provided above shall be deposited and held in the Cash Collateral Account.

              (b) At any time while this Pledge Agreement is in force, the Pledgors may substitute Marketable U.S. Securities for the Government Securities pledged as Collateral hereunder; provided, however, that the Marketable U.S. Securities so substituted must have a fair market value (measured at the date of substitution) as certified to the Trustee, in the opinion of a nationally recognized firm of independent public accountants selected by the Pledgors in the form of Exhibit E hereto, at least equal to 125.0% (in the case of Marketable U.S. Securities that are not Government Securities) or 100.0% (in the case of Marketable U.S. Securities that are Government Securities) of the amount of any of the First Three Scheduled Interest Payments that are unpaid (or the pro rata portion of such interest payments equal to the percentage of such interest payments to be secured by such Marketable U.S. Securities) as of the date such Marketable U.S. Securities are proposed to be substituted as Subsequent Collateral hereunder. Concurrently with such substitution, the Pledgors shall (i) deliver a certificate in the form of Exhibit F hereto reaffirming the representations and warranties set forth in Section 7 hereof,
(ii) deliver an Opinion of Counsel stating that the Trustee has a perfected lien in such Marketable U.S. Securities and (iii) deliver the accountants' opinion in the form of Exhibit E hereto. The Pledgors hereby pledge and the Trustee shall hold a security interest in, for the benefit of the Holders of the Notes, any Marketable U.S. Securities received by the Trustee in accordance with this
Section 5.3(b).

          5.4 Delivery of Subsequent Collateral. (a) If and to the extent the Subsequent Collateral is represented or evidenced by certificates or instruments, all such certificates or instruments representing or evidencing the Subsequent Collateral, including, without limitation, amounts invested as provided in Section 5.3, shall be delivered to and held by or on behalf of the Trustee pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance sufficient to convey a valid security interest in such Subsequent Collateral to the Trustee or shall be credited to a securities account (the "Subsequent Collateral Investments Account") designated by the Trustee. For the better perfection of the Trustee's rights in and to the Subsequent Collateral, the Pledgors shall forthwith, upon the pledge of any Subsequent Collateral hereunder, cause all such Subsequent Collateral, including the Subsequent Collateral Investments Account and all other accounts representing a security entitlement to or containing any Subsequent Collateral (including, without limitation, any Subsequent Collateral Investments) to be registered in the name of the Trustee or such of its nominees as the Trustee shall direct and the Pledgors shall approve (which approval shall not be unreasonably withheld), and to be under the sole dominion and control of the Trustee, which dominion and control shall be agreed to and acknowledged by any securities intermediary holding any such account in an acknowledgment in the form of Exhibit G hereto, subject only to the revocable rights specified in
Section 6. In addition, the Trustee shall have the right at any time to exchange certificates or instruments representing or evidencing the Subsequent Collateral for certificates or instruments of smaller or larger denominations.

               (b) The Trustee shall become the holder or entitlement holder, as the case may be, of the Subsequent Collateral Investments and of any and all security entitlements to the Subsequent Collateral Investments, through action by the Federal Reserve Bank of New York ("FRBNY") or another securities intermediary, as confirmed (in writing or electronically or otherwise in accordance with standard industry practice) to the Trustee by FRBNY or such other securities intermediary (i) indicating by book-entry that the Subsequent Collateral Investments or a security entitlement thereto has been credited to the Subsequent Collateral Investments Account, or (ii) acquiring the Subsequent Collateral Investments or a security entitlement thereto for the Trustee and accepting the same for credit to the Subsequent Collateral Investments Account.

               (c) Prior to the acquisition by the Trustee of Subsequent Collateral Investments (or acquisition by the Trustee of any security entitlement thereto), as provided in subsection (a) or (b) of this Section 5.4, the Trustee shall establish the Subsequent Collateral Investments Account on its books as an account segregated from all other custodial or collateral accounts at its office at 450 West 33rd Street, 15th Floor, New York, New York 10001. Upon acquisition of the Subsequent Collateral Investments by the Trustee (or the Trustee's acquisition of a security entitlement thereto), as confirmed to the Trustee by FRBNY or another securities intermediary), the Trustee shall make appropriate book entries indicating that the Subsequent Collateral Investments and/or such security entitlement have been credited to and are held in the

Subsequent Collateral Investments Account. Subject to the other terms and conditions of this Pledge Agreement, all Subsequent Collateral Investments held by the Trustee pursuant to this Pledge Agreement shall be held in the Subsequent Collateral Investments Account subject (except as expressly provided in Section 6 hereof) to the exclusive dominion and control of the Trustee and exclusively for the benefit of the Trustee and for the ratable benefit of the Holders of the Notes and segregated from all other funds or other property otherwise held by the Trustee.

               (d) All Subsequent Collateral shall be retained in the Cash Collateral Account and the Subsequent Collateral Investments Account pending disbursement pursuant to the terms hereof.

               (e) On the Merger Date, the Trustee shall deliver to the Pledgors and the Initial Purchasers a duly executed certificate, in the form of Exhibit H hereto, of an officer of the Trustee, confirming the Trustee's establishment and maintenance of the Cash Collateral Account and the Subsequent Collateral Investments Account and its receipt and holding of the Subsequent Funds and the Subsequent Collateral Investments or a security entitlement thereto and the crediting of the Subsequent Funds and the Subsequent Collateral Investments or such security entitlement to the Cash Collateral Account and the Subsequent Collateral Investments Account, all in accordance with this Pledge Agreement.

               (f) On the Merger Date, the Pledgors shall deliver to the Trustee an opinion of a nationally recognized firm of independent public accountants, selected by the Pledgors, substantially in the form of Exhibit I hereto.

          SECTION 6. Disbursements of Subsequent Collateral.

          The Trustee shall hold the assets in the Cash Collateral Account and the Subsequent Collateral Investments Account and release the same, or a portion thereof, only as follows:

               (a) At least one Business Day prior to the due date of any of the First Three Scheduled Interest Payments, the Trustee shall release from the Cash Collateral Account and/or liquidate Subsequent Collateral in the Subsequent Collateral Investments Account, and transfer to the Trustee, as Paying Agent in order to pay to the Holders of the Notes proceeds sufficient to provide for payment in full of such interest then due on the Notes; provided that in the event Subsequent Collateral is not required to be liquidated, the Pledgors will give the Trustee at least three Business Days notice pursuant to written instructions executed by the Pledgors (an "Issuer Order"). The Trustee will take any action necessary to provide for the payment of the interest on the Notes to the Holders of the Notes in accordance with the payment provisions of the Indenture from (and to the extent of) proceeds of the Subsequent Funds in the Cash Collateral Account or the Subsequent Collateral Investments Account, as the case may be. Nothing in this Section 6 shall affect the Trustee's rights to apply the Subsequent Collateral to the payments of amounts due on the Notes upon acceleration thereof.

               (b) If the Pledgors make any payment or portion of payment of the First Three Scheduled Interest Payments from a source of funds other than the Cash Collateral Account or the Subsequent Collateral Investments Account ("Pledgors Funds"), the Pledgors may, after payment in full of such interest payment or portion thereof from proceeds of such Pledgors Funds, direct the Trustee in writing to release to the Pledgors or to another party at the direction of the Pledgors (the "Pledgors' Designee") proceeds from the Cash Collateral Account or the Subsequent Collateral Investments Account in an amount less than or equal to the amount of Pledgors Funds applied to such interest payment. Upon receipt of an Issuer Order by the Trustee, the Trustee shall pay over to the Pledgors or the Pledgors' Designee, as the case may be, the requested amount from proceeds in the Cash Collateral Account or the Subsequent Collateral Investments Account, as the case may be. Concurrently with any release of funds requested by the Pledgors pursuant to this Section 6(b), the Pledgors shall deliver to the Trustee a certificate signed by an officer of each of the Pledgors stating that such release has been authorized by the Pledgors and will not contravene any provision of applicable law or its certificate of incorporation (if the Pledgor is a corporation) or its certificate of formation (if the Pledgor is a limited liability company) or its by-laws (if the Pledgor is a corporation) or its operating agreement (if the Pledgor is a limited liability company) or any material agreement or other material instrument binding upon the Pledgors or any of their respective subsidiaries or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Pledgors or any of their respective subsidiaries or result in the creation or imposition of any Lien on any assets of the Pledgors, except for the security interest granted under the Pledge Agreement.

               (c) At least one Business Day prior to the due date of any of the First Three Scheduled Interest Payments, the Pledgors covenant to give the Trustee (by Issuer Order) notice as to whether payment of interest will be made pursuant to Section 6(a) or 6(b) and as to the respective amounts of interest that will be paid pursuant to Section 6(a) or 6(b); provided that, in the event Subsequent Collateral is not required to be liquidated, the Pledgors will give the Trustee at least three Business Days notice pursuant to an Issuer Order. If no such notice is given, the Trustee will act pursuant to Section 6(a) as if it had received an Issuer Order pursuant to this paragraph for the payment in full of the interest then due.

               (d) The Trustee shall liquidate Subsequent Collateral Investments pursuant to Section 6(a) in order to make any scheduled payment of interest or any release hereunder unless instructed to not do so by Issuer Order or pursuant to Section 16 hereof.

               (e) In the event that the Subsequent Collateral held in the Cash Collateral Account and the Subsequent Collateral Investments Account exceeds the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Pledgors (an "Accountants Opinion"), to provide for payment in full of the First Three Scheduled Interest Payments (or, in the event an interest payment or payments have been made, an amount sufficient to provide for payment in full of the First Three Scheduled Interest Payments remaining unpaid at such time), the Trustee shall release to the Pledgors at the Pledgors' request and upon receipt of an Accountant's Opinion any such excess Subsequent Collateral.

               (f) Upon the release of any Subsequent Collateral from the Cash Collateral Account or the Subsequent Collateral Investments Account, in accordance with the terms of this Pledge Agreement, the security interest evidenced by this Pledge Agreement in such released Subsequent Collateral will automatically terminate and be of no further force and effect.

               (g) Nothing contained in Section 5, this Section 6 or any other provision of this Pledge Agreement shall (i) afford the Pledgors any right to issue entitlement orders with respect to any security entitlement to the Subsequent Collateral Investments or any securities account in which any such security entitlement may be carried, or otherwise afford the Pledgors control of any such security entitlement or (ii) otherwise give rise to any rights of the Pledgors with respect to the Subsequent Collateral Investments, any security entitlement thereto or any securities account in which any such security entitlement may be carried, other than the Pledgors' rights under this Pledge Agreement as the beneficial owner of collateral pledged to and subject to the exclusive dominion and control (except as expressly provided in this Section 6) of the Trustee in its capacity as such (and not as a securities intermediary). The Pledgors acknowledge, confirm and agree that the Trustee holds a security entitlement to the Subsequent Collateral Investments solely as trustee for the Holders of the Notes and not as a securities intermediary.

          SECTION 7. Representations and Warranties.

          Each of the Pledgors hereby represents and warrants on its own behalf, as of the date hereof, that:

               (a) The execution and delivery by such Pledgor of, and the performance by such Pledgor of its obligations under, this Pledge Agreement have been duly authorized by all necessary corporate or organizational action and will not contravene or constitute a default under any provision of applicable law or its certificate of incorporation (if such Pledgor is a corporation) or its certificate of formation (if such Pledgor is a limited liability company) or its by-laws (if such Pledgor is a corporation) or its operating agreement (if such Pledgor is a limited liability company) or any material agreement or other material instrument binding upon such Pledgor or any of its subsidiaries or any judgment, order or decree of any governmental body, agency or court having jurisdiction over such Pledgor or any of its subsidiaries, or result in the creation or imposition of any Lien on any assets of such Pledgor, except for the security interests granted under this Pledge Agreement; no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required (i) for the performance by such Pledgor of its obligations under this Pledge Agreement, (ii) for the pledge by such Pledgor of the Initial Collateral and the Subsequent Collateral pursuant to this Pledge Agreement or (iii) except for any such consents, approvals, authorizations or orders required to be obtained by the Trustee (or the Holders) for reasons other than the consummation of this transaction, for the exercise by the Trustee of the rights provided for in this Pledge Agreement or the remedies in respect of the Initial Collateral and the Subsequent Collateral pursuant to this Pledge Agreement.

               (b) Such Pledgor is a beneficial owner of the Initial Collateral and will be the beneficial owner of the Subsequent Collateral, free and clear of any Lien or claims of any person or entity (except for the security interests granted under this Pledge Agreement). No financing statement covering such Pledgor's interest in the Initial Collateral is on file in any public office other than any Financing Statements filed pursuant to this Pledge Agreement and no Financing Statement covering such Pledgor's interest in the Subsequent Collateral will be on file in any public office other than any Financing Statement filed pursuant to this Pledge Agreement.

               (c) This Pledge Agreement has been duly authorized, validly executed and delivered by such Pledgor and (assuming the due authorization and valid execution and delivery of this Pledge Agreement by the Trustee and enforceability of the Pledge Agreement against the Trustee in accordance with its terms) constitutes a valid and binding agreement of such Pledgor, enforceable against such Pledgor in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, preference, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors' rights or remedies generally, (ii) the availability of equitable remedies may be limited by equitable principles of general applicability and the discretion of the court before which any proceeding therefor may be brought, (iii) the exculpation provisions and rights to indemnification hereunder may be limited by U.S. federal and state securities laws and public policy considerations and (iv) the waiver of rights and defenses contained in Section 14(b), Section 17.11 and
Section 17.15 hereof may be limited by applicable law.

              d) Upon the delivery to the Trustee of the certificates or instruments, if any, representing or evidencing the Initial Collateral, and the transfer and pledge to the Trustee of the Initial Collateral or the acquisition by the Trustee of a security entitlement thereto, in accordance with Section 2, the pledge of and grant of a security interest in the Initial Collateral securing the payment of the Initial Secured Obligations for the benefit of the Trustee and the Holders of the Notes will constitute a first priority perfected security interest in such Initial Collateral (except, with respect to proceeds, only to the extent permitted by Section 9-306 of the UCC), enforceable as such against all creditors of such Pledgor and any persons purporting to purchase any of the Initial Collateral from the Pledgor, except in each case as enforcement may be affected by general equitable principles (whether considered in a proceeding in equity or at law) and other than as permitted by the Indenture.

               (e) Upon the delivery to the Trustee of the certificates or instruments, if any, representing or evidencing the Subsequent Collateral, and the transfer and pledge to the Trustee of the Subsequent Collateral and the acquisition by the Trustee of a security entitlement thereto, in accordance with Section 5.4(a), the pledge of and grant of a security interest in the Subsequent Collateral securing the payment of the Subsequent Secured Obligations for the benefit of the Trustee and the Holders of the Notes will constitute a first priority perfected security interest in such Subsequent Collateral (except, with respect to proceeds, only to the extent permitted by Section
9-306 of the UCC), enforceable as such against all creditors of such Pledgor and any persons purporting to purchase any of the Subsequent Collateral from such Pledgor, except in each case as enforcement may be affected by general equitable principles (whether considered in a proceeding in equity or at law) and other than as permitted by the Indenture.

               (f) There are no legal or governmental proceedings pending or, to the best of such Pledgor's knowledge, threatened to which such Pledgor or any of its subsidiaries is a party or to which any of the properties of such Pledgor or any of its subsidiaries is subject that would materially adversely affect the power or ability of such Pledgor to perform its obligations under this Pledge Agreement or to consummate the transactions contemplated hereby.

               (g) The pledge of the Initial Collateral and the Subsequent Collateral pursuant to this Pledge Agreement is not prohibited by law or governmental regulation (including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System) applicable to such Pledgor.

               (h) No Event of Default (as defined herein) exists.

          SECTION 8. Further Assurances.

          The Pledgors will, promptly upon request by the Trustee (which request the Trustee may submit in its discretion or at the direction of the

Holders of a majority in principal amount of the Notes then outstanding), execute and deliver or cause to be executed and delivered, or use their reasonable best efforts to procure, all assignments, instruments and other documents, deliver any instruments to the Trustee and take any other actions that are necessary or desirable to perfect, continue the perfection of, or protect the first priority of the Trustee's security interest in and to the Initial Collateral and the Subsequent Collateral, to protect the Initial Collateral and the Subsequent Collateral against the rights, claims, or interests of third persons (other than any such rights, claims or interests created by or arising through the Trustee), or to enable the Trustee to exercise and enforce its rights and remedies hereunder with respect to any Collateral or to otherwise effect the purposes of this Pledge Agreement. The Pledgors also agree, whether or not requested by the Trustee, to take all actions (including the filing of UCC-1 financing statements in the appropriate jurisdictions) that are necessary to perfect or continue the perfection of, or to protect the first priority of, the Trustee's security interest in and to the Initial Collateral and the Subsequent Collateral, and to protect the Initial Collateral and the Subsequent Collateral against the rights, claims or interests of third persons (other than any such rights, claims or interests created by or arising through the Trustee).

          SECTION 9. Covenants.

          Each of the Pledgors covenants and agrees on its behalf with the Trustee and the Holders of the Notes that from and after the date of this Pledge Agreement until the payment in full in cash of the Secured Obligations:

               (a) that (i) it will not (and will not purport to) sell, assign or otherwise dispose of, or grant any option or warrant with respect to, any of the Initial Collateral or the Subsequent Collateral or (ii) it will not create or permit to exist any Lien upon or with respect to any of the Initial Collateral or the Subsequent Collateral (except for the security interests granted under this Pledge Agreement and any Lien created by or arising through the Trustee) and at all times will be the sole beneficial owner of the Initial Collateral and the Subsequent Collateral; or

               (b) that it will not (i) enter into any agreement or understanding that restricts or inhibits or purports to restrict or inhibit the Trustee's rights or remedies hereunder, including, without limitation, the Trustee's right to sell or otherwise dispose of the Initial Collateral or the Subsequent Collateral or (ii) fail to pay or discharge any tax, assessment or levy of any nature with respect to the Initial Collateral or the Subsequent Collateral not later than five days prior to the date of any proposed sale under any judgment, writ or warrant of attachment with respect to the Initial Collateral or the Subsequent Collateral.

          SECTION 10. Power of Attorney.

          The Pledgors hereby irrevocably appoints the Trustee as the Pledgors' attorney-in-fact, coupled with an interest, with full authority in the place and stead of the Pledgors and in the name of the Pledgors or otherwise, from time to time in the Trustee's discretion to take any action and to execute any instrument which the Trustee may deem necessary or advisable to accomplish the purposes of this Pledge Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to the Pledgors representing any interest payment, dividend or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same, and the expenses of the Trustee incurred in connection therewith shall be payable by the Pledgors. This power of attorney is coupled with an interest and is irrevocable by the Pledgors.

          In addition to all of the powers granted to the Trustee pursuant to the Indenture, the Pledgors hereby appoint and constitute the Trustee to exercise to the fullest extent permitted by law all of the following powers upon and at any time after the occurrence and during the continuance of an Event of
Default: (a) collection of proceeds of any Initial Collateral or Subsequent Collateral; (b) conveyance of any item of Initial Collateral or Subsequent Collateral to any purchaser thereof; (c) giving of any notices or recording of any Liens under Section 8 hereof; and (d) paying or discharging taxes or Liens levied or placed upon the Initial Collateral or the Subsequent Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Trustee in its sole reasonable discretion, and such payments made by the Trustee to become part of the Initial Secured Obligations or the Subsequent Secured Obligations of the Pledgors to the Trustee, due and payable immediately upon demand.

          The Trustee's authority under this Section 10 shall include, without limitation, the authority to endorse and negotiate any checks or instruments representing proceeds of the Initial Collateral and the Subsequent Collateral in the name of the Pledgors, execute and give receipt for any certificate of ownership or any document constituting Initial Collateral or Subsequent Collateral, transfer title to any item of Initial Collateral or Subsequent Collateral, sign the Pledgors' name on all financing statements (to the extent permitted by applicable law) or any other documents deemed necessary or appropriate by the Trustee to preserve, protect or perfect the security interest in the Initial Collateral or the Subsequent Collateral and to file the same, prepare, file and sign the Pledgors' name on any notice of Lien, and to take any other actions arising from or incident to the powers granted to the Trustee in this Pledge Agreement.

          SECTION 11. Trustee May Perform.

          Without limiting the authority granted under Section 10 and except with respect to the failure of the Pledgors to deliver investment instructions (which shall be governed by the other terms of this Pledge Agreement), if the Pledgors fail to perform any agreement contained herein, the Trustee may, but shall not be obligated to, itself perform, or cause performance of, such agreement, and the expenses of the Trustee incurred in connection therewith shall be payable by the Pledgors.

          SECTION 12. No Assumption of Duties; Reasonable Care.

          The rights and powers granted to the Trustee hereunder are being granted in order to preserve and protect the security interest of the Trustee and the Holders of the Notes in and to the Initial Collateral and the Subsequent Collateral granted hereby and shall not be interpreted to, and shall not impose any duties on the Trustee in connection therewith other than those expressly provided herein or imposed under applicable law. Except as provided by applicable law or by the Indenture, the Trustee shall be deemed to have exercised reasonable care in the custody and preservation of the Initial Collateral and the Subsequent Collateral in its possession if the Initial Collateral and the Subsequent Collateral is accorded treatment substantially equal to that which the Trustee accords similar property held by the Trustee for similar accounts, it being understood that the Trustee in its capacity as such shall not have any responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities or other matters relative to any Initial Collateral or Subsequent Collateral, whether or not the Trustee has or is deemed to have knowledge of such matters, (b) taking any necessary steps to preserve rights against any parties with respect to any Initial Collateral or Subsequent Collateral, (c) investing or reinvesting any of the Initial Collateral or the Subsequent Collateral or (d) the validity, sufficiency or priority of the Initial Collateral or Subsequent Collateral or the perfection or the maintenance of the perfection of any security interest granted hereby, provided, however, that nothing contained in this Pledge Agreement shall relieve the Trustee of any responsibilities as a securities intermediary under applicable law.

          SECTION 13. Indemnity.

          The Pledgors shall indemnify, hold harmless and defend the Trustee and its directors, officers, agents and employees, from and against any and all claims, actions, obligations, liabilities and expenses, including reasonable defense costs, reasonable investigative fees and costs, and reasonable legal fees and damages arising from the Trustee's performance as Trustee under this Pledge Agreement, except to the extent that such claim, action, obligation, liability or expense is directly attributable to the bad faith, gross negligence or willful misconduct of such indemnified person. The provisions of this Section 13 shall survive termination of this Pledge Agreement and the registration and removal of the Trustee.

          SECTION 14. Remedies upon Event of Default.

          If any Event of Default under the Indenture or default hereunder
(any such Event of Default or default being referred to in this Pledge Agreement as an "Event of Default") shall have occurred and be continuing:

               (a) The Trustee may, without notice to the Pledgors except as required by law and at any time or from time to time, liquidate all Cash Equivalents and transfer all funds in the Initial Escrow and Pledge Account to the Paying Agent to apply such funds in accordance with Section 6.6 of the Indenture.

               (b) The Trustee and the Holders of the Notes shall have, in addition to all other rights given by law or by this Pledge Agreement or the Indenture, all of the rights and remedies with respect to the Initial
Collateral and the Subsequent Collateral of a secured party under the UCC.
In addition, with respect to any Initial Collateral or Subsequent Collateral that shall then be in or shall thereafter come into the possession or custody of the Trustee, the Trustee may and, at the direction of the Holders of a majority in principal amount of the Notes then outstanding shall, appoint a broker or other expert to sell or cause the same to be sold at any broker's board or at public or private sale, in one or more sales or lots, at such price or prices such broker or other expert may deem best, for cash or on credit or for future delivery, without assumption of any credit risk. The purchaser of any or all of the Initial Collateral or Subsequent Collateral so sold shall thereafter hold the same absolutely, free from any claim, encumbrance or right of any kind whatsoever created by or through the Pledgors. The Trustee will give the Pledgors reasonable notice of the time and place of any public sale thereof, or of the time after which any private sale or other intended disposition is to be made. Any sale of the Initial Collateral or the Subsequent Collateral conducted in conformity with reasonable commercial practices of banks, insurance companies, commercial finance companies, or other financial institutions disposing of property similar to the Initial Collateral and the Subsequent Collateral shall be deemed to be commercially reasonable. Any requirements of reasonable notice shall be met if such notice is mailed to the Pledgors as provided in Section 17.1 hereof at least ten (10) days before the time of the sale or disposition. The Trustee or any Holder of Notes may, in its own name or in the name of a designee or nominee, buy any of the Initial Collateral or the Subsequent Collateral at any public sale and, if permitted by applicable law, at any private sale. All expenses (including court costs and reasonable attorneys' fees, expenses and disbursements) of, or incident to, the enforcement of any of the provisions hereof shall be recoverable from the proceeds of the sale or other disposition of the Initial Collateral or the Subsequent Collateral.

               (c) The Pledgors further agree to use their reasonable best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Initial Collateral or the Subsequent Collateral pursuant to this Section 14 valid and binding and in compliance with any and all other applicable requirements of law. The Pledgors further agree that a breach of any of the covenants contained in this
Section 14 will cause irreparable injury to the Trustee and the Holders of the Notes, that the Trustee and the Holders of the Notes have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 14 shall be specifically enforceable against the Pledgors, and the Pledgors hereby waive and agree not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred.

          SECTION 15. Expenses.

          The Pledgors will upon demand pay to the Trustee the amount of any and all reasonable expenses, including, without limitation, the reasonable fees, expenses and disbursements of its counsel, experts and agents retained by the Trustee, that the Trustee may incur in connection with (a) the review, negotiation and administration of this Pledge Agreement, (b) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Initial Collateral or the Subsequent Collateral, (c) the exercise or enforcement of any of the rights of the Trustee and the Holders of the Notes hereunder or (d) the failure by the Pledgors to perform or observe any of the provisions hereof.

          SECTION 16. Security Interest Absolute.

          All rights of the Trustee and the Holders of the Notes and security interests hereunder, and all obligations of the Pledgors hereunder, shall be absolute and unconditional irrespective of:

               (a) any lack of validity or enforceability of the Indenture or any other agreement or instrument relating thereto;

               (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Initial Secured Obligations or the Subsequent Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture;

               (c) any exchange, surrender, release or non-perfection of any Liens on any other collateral for all or any of the Initial Secured Obligations or the Subsequent Secured Obligations; or

               (d) to the extent permitted by applicable law, any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Pledgors in respect of the Initial Secured Obligations or the Subsequent Secured Obligations or of this Pledge Agreement.

          SECTION 17. Miscellaneous Provisions.

          17.1 Notices.

          Any notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail, commercial courier service or telecopier communication, addressed as follows:

         if to the Pledgors:

                  Centennial Cellular Operating Co. LLC
                  c/o Welsh, Carson, Anderson & Stowe
                  32 Park Avenue, Suite 2500
                  New York, New York 10022-6815
                  Attention:  Michael Small

                  and

                  Centennial Finance Corp.
                  c/o Welsh, Carson, Anderson & Stowe
                  32 Park Avenue, Suite 2500
                  New York, New York 10022-6815
                  Attention:  Michael Small


         with a copy to:

                  Reboul, MacMurray, Hewitt, Maynard & Kristol
                  45 Rockefeller Plaza
                  New York, New York 10111
                  Telephone:  (212) 841-5700
                  Telecopier: (212) 841-5725
                  Attention: Robert A. Schwed


         if to the Trustee:

                  The Chase Manhattan Bank
                  450 West 33rd Street, 15th Floor
                  New York, New York 10001
                  Telephone:  (212) 946-3376
                  Telecopier: (212) 946-8161
                  Attention: Global Trust Services

         with a copy to:

                  Kelley Drye & Warren LLP
                  101 Park Avenue

                  New York, New York 10178
                  Telephone:  (212) 808-7800
                  Telecopier: (212) 808-7897
                  Attention:  David Retter

          17.2 No Adverse Interpretation of Other Agreements.

          This Pledge Agreement may not be used to interpret another pledge, security or debt agreement of the Pledgors or any subsidiary thereof. No such pledge, security or debt agreement (other than the Indenture) may be used to interpret this Pledge Agreement.

          17.3 Severability.

          The provisions of this Pledge Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provisions, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Pledge Agreement in any jurisdiction.

          17.4 Headings.

          The headings in this Pledge Agreement have been inserted for convenience of reference only, are not to be considered a part thereof and shall in no way modify or restrict any of the terms or provisions hereof.

          17.5 Counterpart Originals.

          This Pledge Agreement may be signed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement.

          17.6 Benefits of Pledge Agreement.

          Nothing in this Pledge Agreement, express or implied, shall give to any person, other than the parties hereto and their successors hereunder, and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Pledge Agreement.

          17.7 Amendments, Waivers and Consents.

          Any amendment or waiver of any provision of this Pledge Agreement and any consent to any departure by the Pledgors from any provision of this Pledge Agreement shall be effective only if made or duly given in compliance with all of the terms and provisions of the Indenture, and neither the Trustee nor any Holder of Notes shall be deemed, by any act, delay, indulgence, omission omission or otherwise, to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. Failure of the Trustee or any Holder of Notes to exercise, or delay in exercising, any right, power or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Trustee or any Holder of the Notes of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Trustee or such Holder of Notes would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

          17.8 Interpretation of Agreement.

          To the extent a term or provision of this Pledge Agreement conflicts with the Indenture, the Indenture shall control with respect to the subject matter of such term or provision. Acceptance of or acquiescence in a course of performance rendered under this Pledge Agreement shall not be relevant to determine the meaning of this Pledge Agreement even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection.

          17.9 Continuing Security Interest; Termination.

               (a) This Pledge Agreement shall create a continuing security interest in and to the Initial Collateral and the Subsequent Collateral and shall, unless otherwise provided in the Indenture or in this Pledge Agreement, remain in full force and effect until the payment in full in cash of the Initial Secured Obligations and the Subsequent Secured Obligations. This Pledge Agreement shall be binding upon the Pledgors, their transferees, successors and assigns, and shall inure, together with the rights and remedies of the Trustee hereunder, to the benefit of the Trustee, the Holders of the Notes and their respective successors, transferees and assigns.

               (b) This Pledge Agreement shall terminate upon the payment in full in cash of the Subsequent Secured Obligations or the consummation of a Special Mandatory Redemption. At such time, the Trustee shall, pursuant to an Issuer Order, reassign and redeliver to the Pledgors all of the Subsequent Collateral hereunder that has not been sold, disposed of, retained or applied by the Trustee in accordance with the terms of this Pledge Agreement and the Indenture. Such reassignment and redelivery shall be without warranty by or recourse to the Trustee in its capacity as such, except as to the absence of any Liens on theSubsequent Collateral created by or arising through the Trustee, and shall be at the reasonable expense of the Pledgors.

          17.10 Survival Provisions.

          All representations, warranties and covenants of the Pledgors contained herein shall survive the execution and delivery of this Pledge Agreement, and shall terminate only upon the termination of this Pledge Agreement. The obligations of the Pledgors under Sections 13 and 15 hereof shall survive the termination of this Pledge Agreement.

          17.11 Waivers.

          The Pledgors waive presentment and demand for payment of any of the Initial Secured Obligations or the Subsequent Secured Obligations, protest and notice of dishonor or default with respect to any of the Initial Secured Obligations or the Subsequent Secured Obligations, and all other notices to which the Pledgors might otherwise be entitled, except as otherwise expressly provided herein or in the Indenture.

          17.12 Authority of the Trustee.

          (a) The Trustee shall have and be entitled to exercise all powers hereunder that are specifically granted to the Trustee by the terms hereof, together with such powers as are reasonably incident thereto. The Trustee may perform any of its duties hereunder or in connection with the Initial Collateral or the Subsequent Collateral by or though agents or employees and shall be entitled to retain counsel and to act in reliance upon the advice of counsel concerning all such matters. Except as otherwise expressly provided in this Pledge Agreement or the Indenture, neither the Trustee nor any director, officer, employee, attorney or agent of the Trustee shall be liable to the Pledgors for any action taken or omitted to be taken by the Trustee, in its capacity as Trustee, hereunder, except for its own bad faith, gross negligence or willful misconduct, and the Trustee shall not be responsible for the validity, effectiveness, sufficiency or priority hereof or of any document or security furnished pursuant hereto. The Trustee and its directors, officers, employees, attorneys and agents shall be entitled to rely on any communication, instrument or document believed by it or them to be genuine and correct and to have been signed or sent by the proper person or persons. The Trustee shall have no duty to cause any financing statement or continuation statement to be filed in respect of the Initial Collateral or the Subsequent Collateral.

               (b) The Pledgors acknowledge that the rights and responsibilities of the Trustee under this Pledge Agreement with respect to any action taken by the Trustee or the exercise or non-exercise by the Trustee of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Pledge Agreement shall, as between the Trustee and the Holders of the Notes, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Trustee and the Pledgors, the Trustee shall be conclusively presumed to be acting as agent for the Holders of the Notes with full and valid authority so to act or refrain from acting, and the Pledgors shall not be obligated or entitled to make any inquiry respecting such authority.

          17.13 Final Expression.

          This Pledge Agreement, together with the Indenture and any other agreement executed in connection herewith, is intended by the parties as a final expression of this Pledge Agreement and is intended as a complete and exclusive statement of the terms and conditions thereof.

          17.14 Rights of Holders of the Notes.

          No Holder of Notes shall have any independent rights hereunder other than those rights granted to individual Holders of the Notes pursuant to Section
6.8 of the Indenture; provided that nothing in this subsection shall limit any rights granted to the Trustee under the Notes or the Indenture.

          17.15 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Waiver of Damages

               (a) THIS PLEDGE AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED UNDER THE LAWS OF THE STATE OF NEW YORK, AND ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED
AMONG THE PLEDGORS, THE TRUSTEE AND THE HOLDERS OF THE NOTES IN CONNECTION WITH THIS PLEDGE AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. NOTWITHSTANDING THE
FOREGOING: THE MATTERS IDENTIFIED IN 31 C.F.R. ss.ss. 357.10 AND 357.11
(AS IN EFFECT ON THE DATE OF THIS AGREEMENT) SHALL BE GOVERNED SOLELY BY THE LAWS SPECIFIED THEREIN.

                (b) THE PLEDGORS AGREE THAT NEITHER ANY HOLDER OF NOTES NOR (EXCEPT AS OTHERWISE PROVIDED IN THIS PLEDGE AGREEMENT OR THE INDENTURE) THE TRUSTEE IN ITS CAPACITY AS TRUSTEE SHALL HAVE ANY LIABILITY TO THE PLEDGORS (WHETHER ARISING IN TORT, CONTRACT OR OTHERWISE) FOR LOSSES SUFFERED BY THE PLEDGORS IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO, THE TRANSACTIONS CONTEMPLATED AND THE RELATIONSHIP ESTABLISHED BY THIS PLEDGE AGREEMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OF A COURT

THAT IS BINDING ON THE TRUSTEE OR SUCH HOLDER OF NOTES, AS THE CASE MAY BE, THAT SUCH LOSSES WERE THE RESULT OF ACTS OR OMISSIONS ON THE PART OF THE TRUSTEE OR SUCH HOLDERS OF NOTES, AS THE CASE MAY BE, CONSTITUTING BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

                (c) TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PLEDGORS WAIVE THE POSTING OF ANY BOND OTHERWISE REQUIRED OF THE TRUSTEE OR ANY HOLDER OF NOTES IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER PERTAINING TO THIS PLEDGE AGREEMENT OR ANY RELATED AGREEMENT OR DOCUMENT ENTERED IN FAVOR OF THE TRUSTEE OR ANY HOLDER OF NOTES, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER OR PRELIMINARY OR PERMANENT INJUNCTION, THIS PLEDGE AGREEMENT OR ANY RELATED AGREEMENT OR DOCUMENT BETWEEN THE PLDEGORS ON THE ONE HAND AND THE TRUSTEE AND/OR THE HOLDERS OF THE NOTES ON THE OTHER HAND.

          17.16 Wire Transfers.

               (a) The Trustee is authorized to seek confirmation of fund transfer instructions by telephone call-back to the person or persons designated on Exhibit J hereto,and the Trustee may rely upon the confirmations of any one purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Trustee. The parties to this Pledge Agreement acknowledge that such security procedure is commercially reasonable.

               (b) It is understood that the Trustee and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify
(i) the beneficiary, (ii) the beneficiary's bank, or (iii) an order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank designated.

          IN WITNESS WHEREOF, the Pledgors and the Trustee have each caused this Pledge Agreement to be duly executed and delivered as of the date first above written.

                                     Pledgors:

                                     CENTENNIAL CELLULAR OPERATING CO. LLC

                                     By:  Centennial Finance Corp.

                                     By:  /s/ Michael Small
                                     Name:    Michael Small
                                     Title:   Chief Executive Officer


                                     CENTENNIAL FINANCE CORP.

                                     By:  /s/ Michael Small
                                     Name:    Michael Small
                                     Title:   Chief Executive Officer

                                     Trustee:

                                     THE CHASE MANHATTAN BANK

                                     By:/s/   Jennifer F. Smith
                                     Name:    Jennifer F. Smith
                                     Title:   Trust Officer

                                                                       EXHIBIT A
                                                                       ---------

                    [Form of Preliminary Release Certificate]

                      CENTENNIAL CELLULAR OPERATING CO. LLC

                            CENTENNIAL FINANCE CORP.

                                                     Date:

          The undersigned officers of Centennial Cellular Operating Co. LLC, a Delaware limited liability company and Centennial Finance Corp., a Delaware corporation (the "Pledgors"), hereby certify to the Trustee, pursuant to Section
3.3 of the Pledge and Escrow Agreement dated as of December 14, 1998 (the "Pledge Agreement") among the Pledgors and The Chase Manhattan Bank, as trustee (the "Trustee") under the Indenture dated as of December 14, 1998 (the "Indenture") among the Pledgors and the Trustee, as follows:

          The consummation of the Merger (as defined in the Indenture) and related transactions including the financing thereof is scheduled to occur on
         , 1999 (the "Anticipated Merger Date").
---------

          The Pledgors reasonably believe that the Merger will be consummated on the Anticipated Merger Date.

          The Pledgors hereby request and direct the Trustee to liquidate all of the Cash Equivalents (as defined in the Pledge Agreement) by no later than 10:00 a.m. (New York time)[FN]* on the Anticipated Merger Date.

                                              CENTENNIAL CELLULAR OPERATING
                                                 CO. LLC

                                              By:
                                                   Name:
                                                   Title:

                                              CENTENNIAL FINANCE CORP.

                                              By:
                                                   Name:
                                                   Title:



--------

*        Pledgors may request an earlier time or date.

                                                                       EXHIBIT B
                                                                       ---------

         [Form of Reboul, MacMurray, Hewitt, Maynard & Kristol Opinion]

          The consummation of the Merger and the assumption by Centennial Cellular Corp. of the Notes and the obligations under the Registration Rights Agreement and the Pledge Agreement and the entering into by Centennial Cellular Corp. of the Credit Facility will not result in the violation by Centennial Cellular Corp. (or any other entity which is the borrower under the Credit Facility) of its Certificates of Formation, Certificates of Incorporation or bylaws or any federal or New York statute or the Delaware GCL, rule or regulation or any judgment, order, writ or decree of any United States federal, New York or Delaware court or governmental instrumentality or do not and will not conflict with or result in the breach or default, whether with or without the passage of time or both, including any repayment event, under any material agreements known to us; and, no consent, approval, license, authorization or order of, or filing with, any federal, New York or Delaware court or governmental agency or body is required for the consummation of the Merger and the assumption by Centennial Cellular Corp. of the Notes and the obligations under the Registration Rights Agreement and the Pledge Agreement and the entering into by Centennial Cellular Corp. of the Credit Facility. Such opinion may be subject to the same exceptions and assumptions as contained in the opinion delivered to the Lenders under the Credit Facility with respect to similar matters and acceptable to the Trustee.

                                                                       EXHIBIT C
                                                                       ---------

                          [Form of Release Certificate]

                      CENTENNIAL CELLULAR OPERATING CO. LLC

                            CENTENNIAL FINANCE CORP.

                                                  Date:

         The undersigned officers of Centennial Cellular Operating Co. LLC, a Delaware limited liability company (the "Issuer"), and Centennial Finance Corp., a Delaware Corporation ("Finance Corp." and together with the Issuer, the "Pledgors"), hereby certify, pursuant to Section 4.2 of the Pledge and Escrow Agreement dated as of December 14, 1998 (the "Pledge Agreement") between the Pledgors and The Chase Manhattan Bank, as trustee (the "Trustee") under the Indenture dated as of December 14, 1998 (the "Indenture") between the Pledgors and the Trustee, as follows:

1. All of the conditions to the consummation of the Merger (as defined in the Indenture) have been satisfied or waived as of the date hereof.

2. The Merger will be consummated on the date hereof and (a) Centennial Cellular Corp., a Delaware corporation ("Centennial"), shall have received the Equity Contribution and Mezzanine Financing of at least $580 million,
     (b) (i) the Issuer shall have incurred or assumed no more than $1.35 billion and no less than $1.25 billion of Indebtedness under the Credit Facility and the Notes, and (ii) Centennial shall have outstanding under the Credit Facility, the Notes and the Mezzanine Financing no more than $1.55 billion (less the principal amount of Old Notes not tendered and not defeased) and no less than $1.4 billion of Indebtedness (plus the amount of any (x) Old Notes which have been properly defeased and (y) Equity Contribution and Mezzanine Financing in excess of $580 million less the principal amount of Old Notes not tendered and not defeased) and (c) (i) the Issuer and its Subsidiaries shall not have outstanding more than $25 million of Indebtedness for borrowed money (other than the Notes and the borrowings under the Credit Facility) and (ii) Centennial shall not have outstanding more than $25 million of Indebtedness for borrowed money (other than its obligations under the Notes and Credit Facility, the Mezzanine Financing and any remaining Old Notes which have been properly defeased or not tendered and not defeased).[FN]



--------
[FN] These amounts may be appropriately adjusted depending on the actual amount of funds necessary to fund the first three interest payments on the Notes.

3. No Event of Default (as defined in the Indenture) has occurred and is continuing or will occur as a result of the release of funds contemplated hereby and after giving effect to the Recapitalization and the transactions contemplated thereby including the financing thereof. Unless otherwise indicated, capitalized terms used herein without definition shall have the meanings specified in the Pledge Agreement.

          The Pledgors hereby requests the Trustee to release $          , which
                                                               ----------
amount is the funds in excess of the Subsequent Funds held by it in the Initial Escrow and Pledge Account at The Chase Manhattan Bank, and to terminate and release its pledge and assignment of, and security interest in, the Initial Collateral under the Pledge Agreement (but not the Subsequent Collateral) in accordance with Section 4.3 thereof. As soon as practicable, such funds should be deposited in immediately available funds in the following account or accounts at [Insert Bank] in the amounts indicated.



                                               CENTENNIAL CELLULAR OPERATING
                                                  CO. LLC

                                               By:
                                                    Name:
                                                    Title:

                                               CENTENNIAL FINANCE CORP.

                                               By:
                                                    Name:
                                                    Title:

                                                                       EXHIBIT D
                                                                       ---------


                     [Form of Release of Security Interest]

                      [To be typed on Trustee's letterhead]

                                                     Date:

VIA FACSIMILE AND FEDERAL EXPRESS

CENTENNIAL CELLULAR OPERATING CO. LLC
CENTENNIAL FINANCE CORP.
c/o Welsh, Carson, Anderson & Stowe
320 Park Avenue
Suite 2500
New York, New York 10022-6815
Attention: Michael Small

          Re: Release of Security Interest

Ladies and Gentlemen:

          Reference is hereby made to that certain Pledge and Escrow Agreement dated as of December 14, 1998 by and among Centennial Cellular Operating Co. LLC, Centennial Finance Corp. and The Chase Manhattan Bank, as Trustee (as amended, supplemented or modified from time to time in accordance with the terms thereof, the "Pledge Agreement").

          By its signature below, the Trustee hereby terminates and releases its pledge and assignment of, and security interest in, all of the Initial Collateral under the Pledge Agreement (but not the Subsequent Collateral), which amount has been delivered to you on your order on the date hereof.

          This release may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.



                                                     Very truly yours,

                                                     THE CHASE MANHATTAN BANK
                                                     as Trustee

                                                     By:

                                                          Name:
                                                          Title:

                                                                       EXHIBIT E
                                                                       ---------



                                  [Letterhead]

                                                   [              ], 1998


                     Independent Public Accountants' Report

                  on Sufficiency of Marketable U.S. Securities



To The Chase Manhattan Bank:

We understand that $370,000,000 Centennial Cellular Operating Co. LLC 10 3/4% Senior Subordinated Notes due 2008 (the "Notes") were issued on December 14, 1998. We also understand the Trustee currently holds the Government Securities listed on the attached schedule (the "Government Securities") pursuant to
Section 5.4 of the Pledge and Escrow Agreement, dated December 14, 1998 (the "Pledge Agreement"). We also understand that at any time while the Pledge Agreement is in force, the Pledgors may substitute Marketable U.S. Securities (the "Marketable U.S. Securities") for the Government Securities pledged as Subsequent Collateral pursuant to Section 5.3(b) of the Pledge Agreement.

We have been requested to verify the mathematical correctness of the computations shown on the attached schedule that the Marketable U.S. Securities substituted for the Government Securities pledged as Subsequent Collateral pursuant to the Pledge Agreement have a fair market value (measured at the date of substitution) at least equal to 125.0% of the amount of any of the first three scheduled interest payments on the Notes that are unpaid (or the pro rata portion of such interest payments equal to the percentage of such interest payments to be secured by such Marketable U.S. Securities) as of the date such Marketable U.S. Securities are proposed to be substituted as Subsequent Collateral pursuant to Section 5.3(b) of the Pledge Agreement.

We have performed the procedures enumerated below, which were agreed to by Centennial Cellular Operating Co. LLC and Centennial Finance Corp. (the "Pledgors") solely to assist you with respect to verifying the mathematical correctness of the above mentioned computations. This engagement to apply agreed-upon procedures was performed in accordance with standards established by the American Institute of Certified Public Accountants. The sufficiency of the procedures is solely the responsibility of the specified users of the report. Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose.

1. We have verified the computations of the amount of any of the first three scheduled interest payments on the Notes that are unpaid (or the pro rata portion of such interest payments equal to the percentage of such interest payments to be secured by such Marketable U.S. Securities) as of the date such Marketable U.S. Securities are proposed to be substituted as Subsequent Collateral.

2. We have verified the fair market value of the Marketable U.S. Securities to be substituted as Subsequent Collateral.

3. We have recomputed the computation of the fair market value (measured at the date of substitution) of the Marketable U.S. Securities, which are proposed to be substituted as Subsequent Collateral, and the fair market value is at least equal to 125.0% of the amount of any of the first three scheduled interest payments on the Notes that are unpaid (or the pro rata portion of such interest payments equal to the percentage of such interest payments to be secured by such Marketable U.S. Securities) as of the date such Marketable U.S. Securities are proposed to be substituted as Subsequent Collateral.

In performing the above calculations, we have relied solely on the data set forth in the attached schedule. The scope of our engagement did not include the verification of any underlying data, assumptions or definitions necessary to derive the financial calculations, which include, but are not limited to, the following:

1. The principal amounts, coupon rates, and the related maturity for the Marketable U.S. Securities and the Notes.

2. Interest start dates, delivery dates and first interest payment dates for the Marketable U.S. Securities and the Notes.

Our engagement was limited to the procedures enumerated above. Accordingly, we express no opinion or any form of assurance relating to the occurrence of future events or to the attainability of the assumptions.

The data presented in the accompanying attached schedule indicate that the Securities will be sufficient upon receipt of scheduled interest and principal payments on such Securities to provide for payment in full of the first three scheduled interest payments due on all of the Notes.

This letter is solely for the information of, and assistance to, The Chase Manhattan Bank, as Trustee under the Pledge Agreement, and, without our prior consent, is not to be used, circulated, quoted or otherwise referred to for any other purpose.

                                        By:
                                             Name:
                                             Title:

                                                                       EXHIBIT F
                                                                       ---------

         [Form of Representations and Warranties Bring-down Certificate]

                      CENTENNIAL CELLULAR OPERATING CO. LLC

                            CENTENNIAL FINANCE CORP.[FN]

          The undersigned officers of Centennial Cellular Operating Co. LLC, a Delaware limited liability company, and Centennial Finance Corp.*, a Delaware corporation (the "Pledgors"), hereby certify to the Trustee, pursuant to Section 5.3(b) of the Pledge and Escrow Agreement dated as of December 14, 1998 (the "Pledge Agreement") between the Pledgors and The Chase Manhattan Bank, as trustee (the "Trustee") under the Indenture dated as of December 14, 1998 (the "Indenture") between the Pledgors and the Trustee, as follows:

          The representations and warranties of the Pledgors set forth in
Section 7 of the Pledge Agreement are true and correct as of the day hereof.



                                           CENTENNIAL CELLULAR OPERATING
                                              CO. LLC

                                           By:
                                                Name:
                                                Title:


                                           CENTENNIAL FINANCE CORP.*

                                           By:
                                                Name:
                                                Title:












-------
[FN] If delivered after consummation of the Merger, all references to Centennial Finance Corp. will be to Centennial Cellular Corp. as successor to Centennial Finance Corp.

                                                                       EXHIBIT G
                                                                       ---------



           [Form of Subsequent Collateral Investments Account Letter]

                                                  [              ], 1998

The Chase Manhattan Bank
450 West 33rd Street
New York, New York 10001

                      Centennial Cellular Operating Co. LLC

                           Centennial Cellular Corp.,

                                 as successor to

                             Centennial Finance Corp

Dear Sir or Madam:

          Reference is made to Subsequent Collateral Investments Account No. [ ] into which certain securities, instruments and other properties are deposited from time to time (the "Subsequent Collateral Investments Account") maintained by you (the "Trustee"). Pursuant to the Pledge and Escrow Agreement, dated December 14, 1998 (the "Pledge Agreement"), Centennial Cellular Operating Co. LLC and Centennial Cellular Corp., as successor to Centennial Finance Corp. (the "Pledgors"), have granted to the Trustee for the holders of Notes referred to in the Indenture dated as of December 14, 1998 (the "Indenture"), between the Trustee and the Pledgors, a security interest in certain property of the Pledgors, including, among other things, the following (the "Subsequent Collateral Investments"): (a) the Subsequent Collateral Investments Account, (b) all certificates and instruments, if any, representing or evidencing the Subsequent Collateral Investments, (c) any and all securities entitlements to the Subsequent Collateral Investments, (d) any and all related securities accounts in which security entitlements to the Subsequent Collateral Investments are carried, (e) all notes, certificates of deposit, deposit accounts, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Trustee for or on behalf of the Pledgors in substitution for or in addition to any or all the then existing Subsequent Collateral Investments, (f) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Subsequent Collateral Investments, and (g) all proceeds of any and all of the foregoing Subsequent Collateral (including, without limitation, proceeds that constitute property of the types described in clauses
(a) - (f) of this paragraph) and, to the extent not otherwise included, all cash. It is a condition to the continued maintenance of the Subsequent Collateral Investments Account with you that you agree to this letter agreement.

          By signing this letter agreement, you acknowledge notice of, and consent to the terms and provisions of, the Pledge Agreement, a copy of which is attached hereto, and confirm to the Trustee that the description of the Subsequent Collateral Investments Account set forth on Schedule 1 hereof is correct and that you have received no notice of any other pledge or assignment of the Subsequent Collateral Investments Account. Further, you hereby agree with the Trustee that:

          (a) Notwithstanding anything to the contrary in any other agreement relating to the Subsequent Collateral Investments Account, the Subsequent Collateral Investments Account is and will be subject to the terms and conditions of the Pledge Agreement, will be maintained solely for the benefit of the Trustee, will be entitled "CENTENNIAL Subsequent Collateral Investments Account" and will be subject to written instructions only from an officer of the Trustee. You hereby agree to comply with all instructions (including, without limitation, any instructions to liquidate all or less than all the Subsequent Collateral Investments and transfer the proceeds thereof to the Trustee), originated by the Trustee relating to the Subsequent Collateral Investments Account without further consent from any other person (including, without limitation, the Pledgors), and not to comply with any instructions originated by any person other than the Trustee.

          (b) You will maintain a record of all securities, instruments, checks and other remittance items received in the Subsequent Collateral Investments Account and, in addition to providing the Trustee and the Pledgors with a report describing the contents on the Subsequent Collateral Investments Account on a regular basis (or upon Trustee's or Pledgors' request), furnish to the Trustee a monthly statement of the Subsequent Collateral Investments Account to be transmitted electronically to the Trustee at 212-946-8161, Attention: Jennifer F. Smith, Trust Officer.

          (c) You will transfer, in same day funds, as soon as practicable upon receipt, all amounts collected from the Collateral Investments Account on such day to the following account (the "Cash Collateral Account"):

                  Centennial Cellular Operating Co. LLC
                  Centennial Cellular Corp.,
                  as successor to
                  Centennial Finance Corp.
                  Account No. [           ]
                  c/o Welsh, Carson, Anderson & Stowe
                  320 Park Avenue
                  Suite 2500
                  New York, New York 10022-6815
                  Attention: Michael Small

          (d) All transfers referred to in paragraph (c) above shall be made by you irrespective of, and without deduction for, any counterclaim, defense, recoupment or set-off and shall be final, and you will not seek to recover from the Trustee for any reason any such payment once made.

          (e) All service charges and fees with respect to the Subsequent Collateral Investments Account shall be payable by the Pledgors.

          (f) The Trustee shall be entitled to exercise any and all rights of the Pledgors in respect of the Subsequent Collateral Investments Account in accordance with the terms of the Pledge Agreement, and the undersigned shall comply in all respects with such exercise.

          This letter agreement shall be binding upon you and your successors and assigns and shall inure to the benefit of the Trustee, the holders of the Notes and their successors, transferees and assigns. You may terminate this letter agreement only upon thirty days' prior written notice to the Pledgors and the Trustee. Upon such termination you shall close the Subsequent Collateral Investments Account and transfer all funds in the Subsequent Collateral Investments Account to the Cash Collateral Account. After any such termination, you shall nonetheless remain obligated promptly to transfer to the Cash Collateral Account all securities, instruments, funds and other property received in respect of the Subsequent Collateral Investments Account.

          This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to choice-of-law principles.

                                      Very truly yours,



                                      CENTENNIAL CELLULAR OPERATING CO. LLC



                                      By:
                                           Name:
                                           Title:



                                      CENTENNIAL CELLULAR CORP.,
                                      as successor to
                                      CENTENNIAL FINANCE CORP.



                                      By:
                                           Name:
                                           Title:




Acknowledged and agreed to as of the date first above written:

[                                                     ]

By:
     Name:
     Title:

                                                                       EXHIBIT H
                                                                       ---------

                            THE CHASE MANHATTAN BANK

                              OFFICER'S CERTIFICATE

          Pursuant to the Pledge and Escrow Agreement (the "Pledge Agreement") dated as of December 14, 1998 by and among Centennial Cellular Operating Co. LLC and Centennial Cellular Corp., as successor to Centennial Finance Corp. (the "Pledgors") and The Chase Manhattan Bank, as trustee (the "Trustee") for the holders of the Pledgors' 10 3/4% Senior Subordinated Notes Due 2008, the undersigned officer of the Trustee, on behalf of the Trustee, makes the following certifications to the Pledgors and the Initial Purchasers. Capitalized terms used and not defined in this Officer's Certificate have the meanings set forth or referred to in the Pledge Agreement.

          1. Substantially contemporaneously with the execution and delivery of this Officer's Certificate, the Trustee has established with The Chase Manhattan Bank a cash collateral account (the "Cash Collateral Account") and, as securities intermediary, a securities account in the name of "CENTENNIAL Subsequent Collateral Investments Account" (the "Subsequent Collateral Investments Account") with respect to which the Trustee is the entitlement holder and through which the Trustee has acquired a security entitlement to certain Cash Equivalents (the "Subsequent Collateral Investments"), and has made appropriate book entries in its records establishing that the Subsequent Funds and the Subsequent Collateral Investments and the Trustee's securities entitlement thereto have been credited to and are held in the Cash Collateral Account or the Subsequent Collateral Investments Account, as the case may be, all in accordance with the Pledge Agreement.

          2. The Trustee has established and maintained and will maintain the Cash Collateral Account and the Subsequent Collateral Investments Account and all securities entitlements and other positions carried in the Cash Collateral Account or the Subsequent Collateral Investments Account solely in its capacity as Trustee and has not asserted and will not assert any claim to or interest in the Cash Collateral Account or the Subsequent Collateral Investments Account or any such securities entitlements or other positions except in such capacity.

          3. The Trustee has acquired its security entitlement to the Subsequent Collateral Investments directly through a "securities account" (as defined in Section 8-501(a) of the UCC) maintained by [Trustee's Bank] for the benefit of The Chase Manhattan Bank at the Federal Reserve Bank of New York, as securities intermediary, for value and without notice of any adverse claim thereto. Without limiting the generality of the foregoing, the Cash Collateral Account and the Subsequent Collateral Investments are not and the Trustee's security entitlement to the Subsequent Collateral Investments is not, to the Trustee's knowledge, subject to any Lien granted by or to arising through or in favor of any securities intermediary (including, without limitation, [Trustee's Banks] or the Federal Reserve Bank of New York) through which the Trustee derives its security entitlement to the Subsequent Collateral Investments.

          4. The Trustee has not caused or permitted the Cash Collateral Account or the Subsequent Collateral Investments or its security entitlement hereto to become subject to any Lien created by or arising through the Trustee.

          IN WITNESS WHEREOF, the undersigned officer has executed this Officer's Certificate on behalf of The Chase Manhattan Bank as Trustee this [ ] day of [ ], 1998.

                                       CHASE MANHATTAN BANK



                                       By:
                                            Name:
                                            Title:

                                                                       EXHIBIT I
                                                                       ---------



                                  [Letterhead]

                                                        [              ], 1998



                     Independent Public Accountants' Report

                       on Applying Agreed-Upon Procedures



To The Chase Manhattan Bank:

We understand that $370,000,000 Centennial Cellular Operating Co. LLC 10 3/4% Senior Subordinated Notes due 2008 (the "Notes") were issued on December 14, 1998. We also understand the Trustee will hold the Securities listed on the attached schedule (the "Securities") pursuant to Section 5.4 of the Pledge and Escrow Agreement, dated December 14, 1998 (the "Pledge Agreement").

We have been requested to verify the mathematical correctness of the computations shown on the attached schedule that the Securities will be sufficient upon receipt of scheduled interest and principal payments on such securities to provide for payment in full of the first three scheduled interest payments due on all of the Notes.

We have performed the procedures enumerated below, which were agreed to by Centennial Cellular Operating Co. LLC and Centennial Cellular Corp., as successor to Centennial Finance Corp. (the "Pledgors") solely to assist you with respect to verifying the mathematical correctness of the above mentioned computations. This engagement to apply agreed-upon procedures was performed in accordance with standards established by the American Institute of Certified Public Accountants. The sufficiency of the procedures is solely the responsibility of the specified users of the report. Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose.

1. We have verified the computations of the payments in full of the first three scheduled interest payments on all of the Notes, as shown on the attached schedule.

2. We have verified the computations of the cash flow shown on the attached schedule.

3. We recomputed the computations of the payments of interest on the Notes and the amount of the payments of maturing principal and interest to be received from the Securities to meet the first three scheduled interest payments on all of the Notes all as set forth in the attached schedule, and found them to be mathematically correct.

In performing the above calculations, we have relied solely on the data set forth in the attached schedule, furnished by Merrill Lynch & Co.. The scope of our engagement did not include the verification of any underlying data, assumptions or definitions necessary to derive the financial calculations, which include, but are not limited to, the following:

1. The principal amounts, coupon rates, and the related maturity for the Securities and the Notes.

2. Interest start dates, delivery dates and first interest payment dates for the Securities and the Notes.

Our engagement was limited to the procedures enumerated above. Accordingly, we express no opinion or any form of assurance relating to the occurrence of future events or to the attainability of the assumptions.

The data presented in the accompanying attached schedule indicate that the Securities will be sufficient upon receipt of scheduled interest and principal payments on such Securities to provide for payment in full of the first three scheduled interest payments due on all of the Notes.

This letter is solely for the information of, and assistance to, The Chase Manhattan Bank, as Trustee under the Pledge Agreement, and, without our prior consent, is not to be used, circulated, quoted or otherwise referred to for any other purpose.


                                         By:
                                              Name:
                                              Title:

                                                                       EXHIBIT J
                                                                       ---------

                     Telephone Number(s) for Call-Backs and
           Person(s) Designated to Confirm Funds Transfer Instructions



If to Pledgors:

Name                                              Telephone Number

1. Peter Chehayl                                  (732) 919-1000
2. Thomas Bucks                                   (732) 919-1000

                                                                       EXHIBIT K
                                                                       ---------

                         [Form of Successor Certificate]

                            CENTENNIAL CELLULAR CORP.

          The undersigned officer of Centennial Cellular Corp., a Delaware corporation (the "Successor"), hereby certifies to the Trustee, pursuant to
Section 4.2 of the Pledge and Escrow Agreement dated as of December 14, 1998 (the "Pledge Agreement") between the Pledgors (as defined in the Pledge Agreement) and The Chase Manhattan Bank, as trustee (the "Trustee") under the Indenture dated as of December 14, 1998 (the "Indenture") between the Pledgors and the Trustee, as follows:

          1. The representations and warranties of the Pledgors set forth in
Section 7 of the Pledge Agreement are true and correct with respect to all Pledgors (including the Successor) as of the day hereof.

          2. The Successor assumes the liabilities and obligations of the Pledgors under the Pledge Agreement.

          3. The Successor is a successor obligor of the Notes.



                                          CENTENNIAL CELLULAR CORP.

                                          By:
                                               Name:
                                               Title:

                                                                       EXHIBIT L
                                                                       ---------

                  [Form of Merger Extension Notice Certificate]

                      CENTENNIAL CELLULAR OPERATING CO. LLC

                            CENTENNIAL FINANCE CORP.

                                                     Date:

         The undersigned officers of Centennial Cellular Operating Co. LLC, a Delaware limited company, and Centennial Finance Corp., a Delaware Company (the "Pledgors"), hereby certify to the Trustee, pursuant to Section 3.3 of the Pledge and Escrow Agreement dated as of December 14, 1998 (the "Pledge Agreement") between the Pledgors and The Chase Manhattan Bank, as trustee (the "Trustee") under the Indenture dated as of December 14, 1998 (the "Indenture") between the Pledgors and the Trustee, as follows:

         1. The Merger will be consummated after January 6, 1999.

         2. The Pledgors believe that the Merger will not be consummated prior
to             .
   ------------

         The Pledgors hereby authorize the Trustee to invest the Initial Funds in Cash Equivalents (as defined in the Pledge Agreement) that mature on or prior
to             .
   ------------



                                          CENTENNIAL CELLULAR OPERATING
                                             CO. LLC

                                          By:
                                               Name:
                                               Title:

                                          CENTENNIAL FINANCE CORP.


                                          By:
                                               Name:
                                               Title:

                                                                       EXHIBIT M
                                                                       ---------



                         [Form Of Extension Certificate]

                      CENTENNIAL CELLULAR OPERATING CO. LLC

                            CENTENNIAL FINANCE CORP.

                                                          Date:

          The undersigned officers of Centennial Cellular Operating Co. LLC, a Delaware limited liability company, and Centennial Finance Corp., a Delaware corporation (the "Pledgors"), hereby certify to the Trustee, pursuant to Section
3.4 of the Pledge and Escrow Agreement dated as of December 14, 1998 (the "Pledge Agreement") between the Pledgors and The Chase Manhattan Bank, as trustee (the "Trustee") under the Indenture dated as of December 14, 1998 (the "Indenture") between the Pledgors and the Trustee, as follows:

          1. The Pledgors have deposited on or prior to the 50th day after the Issue Date $_________ in cash (the "Add-In Additional Escrow Amount") in the Initial Escrow and Pledge Account for the benefit of the holders of the Notes in order to extend the escrow until __________, 1999 (the "Extension Date").

          2. The amount of cash deposited was determined by the Initial Purchasers on the same basis as the determination of the Additional Escrow Amount.

          3. The basis under which the Merger Agreement has not been satisfied as of the date hereof relates to pending governmental or regulatory approvals or the effectiveness of shareholder approval.

          4. The parties named in the Credit Facilities Commitment Letter as lenders have extended their commitment to lend to no earlier than the Extension Date or the effectiveness of shareholder approval.

          5. The Pledgors have issued a press release on or prior to the 50th day after the Issue Date in a reasonably commercial manner to inform the holders of the Notes of such extension and notified the Trustee with respect to the extension of the escrow period.

          Terms not otherwise defined herein have the meanings given to such terms in the Pledge Agreement.

                                      CENTENNIAL CELLULAR OPERATING CO. LLC


                                      By:
                                           Name:
                                           Title:

                                      CENTENNIAL FINANCE CORP.

                                      By:
                                           Name:
                                           Title:





































                                      M-2